Exhibit 3.5

Schedule 1

Articles of association of the Absorbing Company

after Effective Date

ARTICLE I CORPORATE FORM — NAME

There is hereby formed, among the subscriber and all those, who may become owners of the shares hereafter issued, a company (hereafter the “Company”) in the form of a public company limited by shares (société anonyme) under the name of “Core Laboratories Luxembourg S.A.”.

ARTICLE 2 DURATION

The Company is established for an unlimited period.

ARTICLE 3 CORPORATE PURPOSE

The purpose for which the Company is formed are all transactions pertaining directly or indirectly to the taking of participating interests in any enterprises in whatever form, as well as the administration, the management, the control and the development of such participating interests.

The Company may particularly use its funds for the setting-up, the management, the development and the disposal of a portfolio consisting of any securities and patents of whatever origin, participate in the creation, the development and the control of any enterprise, acquire by way of contribution, subscription, underwriting or by option to purchase and any other way whatever, any type of securities and patents, realise them by way of sale, transfer, exchange or otherwise, have developed these securities and patents.

The Company may also use its funds to the acquisition, assignment, development, ownership and exploitation of patents, licenses, designs, trademarks, copyrights and other rights of intellectual property as well as the exercise of all rights deriving from or pertaining to any of the aforesaid.

This includes, but is not limited to the registration, protection, maintenance of the intellectual property rights as well as registering the trademarks and other intellectual property rights, controlling such registration and their terms and use as well as the identification of and legal action against any infringement of intellectual property rights.

The Company shall also be in charge of the strategic management of the intellectual property rights including but not limited to the management of the relationship with all existing and prospective licenses and the management of the sub-licensing contracts and activities.

The Company shall invoice, collect and disburse royalties.

The Company shall further accomplish, in Luxembourg or abroad, in its own name and on its own behalf or in the name and on behalf of third parties all operations which are directly or indirectly related to the purchase and sale, importation and exportation, trade, fabrication, transformation and repair of all fashion material and accessories.

In general, the Company may carry out any industrial, commercial or financial operations and engage in such other activities as the Company deems necessary, advisable, convenient, incidental to, or not inconsistent with, the accomplishment and development of the foregoing.

The Company may borrow in any form whatever. The Company may grant to the companies of the group or to its shareholders, any support, toms, advances, pledges, guarantees, liens, mortgages and any other form of securities as well as any form of indemnities, to Luxembourg or foreign entities, in respect of its own obligations and debts, within the limits of the Law. The Company may take any measure to safeguard its rights and make any transactions whatsoever which are directly or indirectly connected with its purposes and which are fiable to promote their development or extension.

The Company may, in any manner, acquire an interest in or co-operate or merge with any association, business, enterprise or company having an identical, similar or related purpose or one that is liable to facilitate its business and / or develop the sale of its services.

The Company may realize its object in any manner and in accordance with such terms as it finds suitable.

ARTICLE 4 REGISTERED OFFICE

The registered office of the Company is established in Luxembourg Grand Duchy of Luxembourg.

The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and amend the present article of association accordingly.

If extraordinary political, economic or social events occur or are imminent, which might interfere with the normal activity at the registered office, or with easy communication between this office and abroad, the registered office may be declared to have been transferred abroad provisionally until the complete cessation of these abnormal circumstances.

Such decision, however, shall have no effect on the nationality of the Company.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by resolutions of the board of directors.

ARTICLE 5 CAPITAL—SHARES—SHARES CERTIFICATES – AUTHORISED CAPITAL

The subscribed capital is set at nine hundred and one thousand seven hundred seventy United States Dollars and sixty-five United States Dollar cents (USD 901,770.65), represented by ninety million one hundred and seventy seven thousand and sixty five (90,177,065) shares with a par value of one Dollar of the United States of America cent (USD 0.01) each, fully paid up.

The shares are in registered form.

A share register of the Company will be kept at the registered office of the Company, where it will be available for inspection by any shareholder of the Company. Such register shall set forth the name of each shareholder, its residence or elected domicile, the number of shares held by it, the nominal value or accounting par value paid in on each such share, the issuance of shares, the transfer of shares and the dates of such issuance and transfers. The ownership of the shares will be established by the entry in this register.

Certificates of these entries may be issued to the shareholders and such certificates, if any, will be signed by the Chairman (as defined below) or by any other two members of the board of directors.

In addition to the corporate capital, there may be set up a premium account, into which any premium paid on any share is transferred. The amount of said premium account is at the free disposal of the shareholder(s).

The shareholders may increase or decrease the subscribed share capital of the Company in compliance with legal requirements.

In the case of an issuance of shares in consideration for a payment in cash or an issuance in consideration for a payment in cash of those instruments covered in article 420-27 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Law”), including, without limitation, convertible bonds that entitle their holders to subscribe for or to be allocated with shares, the shareholders shall have pro rata pre-emptive rights with respect to any such issuance in accordance with the Law.

The Company may proceed to the repurchase of its own shares in compliance with legal requirements.

The Board is authorised, for a period of five (5) years, as from the date of the articles’ amendment to create, renew or increase the authorised capital pursuant to this article and to:

(a)

increase the issued share capital, in whole or in part and on one (1) or several times, for a maximum amount of five hundred thousand Dollars of the United States of America (USD 500,000) by the issue of fifty million (50,000,000), shares against contribution in cash and/or in kind;

(b)

determine the date of the issue (or any successive issue) and the terms and conditions of the subscription for the issued shares (including the allocation of the subscription price for the issued shares to the share capital, share premium and/or any other reserve account of the Company); and

(c)	record each such share capital increase by way of a notarial deed and amend the shareholders’ register to reflect the amendment accordingly;

provided that such shares be issued to existing shareholders and/or person(s) having been approved in accordance with the Law and the present Articles.

The authorised capital of the Company may be increased or reduced by a resolution of the general meeting adopted in the manner required for amendments of the present Articles.

ARTICLE 6 BOARD OF DIRECTORS

The Company is managed by a board of directors composed of at least three members, either shareholders or not, who are appointed for a period not exceeding six years by the general meeting of shareholders which may at any time remove them.

Where a legal entity is appointed as a director, the legal entity must designate an individual as permanent representative who will represent the legal entity as a member of the board of directors in accordance with article 441-3 of the Law.

Where the Company has a sole shareholder, it may be managed by a sole director having the powers of the board of directors.

The number of directors, their term and their remuneration, as the case may be, are fixed by the general meeting of the shareholders.

ARTICLE 7 PROCEDURES OF MEETING OF THE BOARD

The board of directors shall elect from among its members a chairman (the “Chairman”).

The Chairman shall preside at all meetings of the board of directors, but in absence of the latter, the board of directors may appoint among its members another chairman pro tempore by vote of the majority present at any such meeting.

The board of directors shall meet upon call by the Chairman or two directors at the place indicated in the convening notice.

Written meeting notice of the board of directors shall be given to all the directors at least 24 (twenty-four) hours in advance of the day and the hour set for such meeting, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth briefly in the convening notice of the meeting of the board of directors.

Any director may act at any meeting of the board of directors by appointing in writing or by fax, or telegram or telex another director as his proxy.

Any and all directors may participate in any meeting of the board of directors by telephone or video conference call or by other similar means of communication initiated from the Grand Duchy of Luxembourg allowing all the directors taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person of such meeting.

After deliberation, votes may also be cast in writing or by fax or telegram or telex or by telephone provided in such latter event such vote is confirmed in writing.

The board of directors can deliberate or act validly if at least two directors are present or represented at the meeting of the board of directors. Decisions shall be taken by a majority of the votes of the directors present or represented at such meeting. In case of an undecided vote, the vote of the Chairman shall be decisive.

In the event that any director of the Company has any adverse personal interest in any transaction of the Company, such director shall make known to the board of directors such personal interest and shall have his declaration recorded in the minutes of the board meeting and shall not consider or vote on such transaction. Such director’s interest therein shall be reported by the board of directors to the next succeeding meeting of shareholders prior to such meeting taking any resolution on any other item.

In case of emergency, resolutions in writing approved and signed by all directors shall have the same effect as resolutions taken during a board of directors’ meeting.

ARTICLE 8 POWERS OF THE BOARD

The board of directors is vested with the broadest powers to perform all acts of administration and disposition in compliance with the corporate object. All powers not expressly reserved by law or by the present Articles to the general meeting of shareholders fall within the competence of the board of directors.

The board of directors may delegate its powers to conduct the daily management and affairs of the Company and the representation of the Company for such management and affairs to one or more directors, who shall be called managing directors.

ARTICLE 9 SIGNATORY REGIME

The Company will be bound in any circumstances towards third parties by the sole signature of its director, and in case of plurality of directors, by the joint signature of two directors, or by the signature of any person to whom such signatory power shall have been delegated by decision of the board of directors.

ARTICLE 10 MEETINGS OF SHAREHOLDERS—GENERAL

In case of a sole shareholder, that sole shareholder assumes all powers conferred to the general shareholders’ meeting.

In case of plurality of shareholders, the general meeting of shareholders shall represent the entire body of shareholders of the Company.

The general meeting of shareholders shall have the widest powers to adopt or ratify any action relating to the Company. In particular, the general meetings of shareholders shall have competence in all matters where the board of directors, in its sole discretion, desires the formal approval of the general meeting of shareholders.

The quorum and time required by law shall govern the notice for and conduct of the meetings of shareholders of the Company, unless otherwise provided herein.

Each share is entitled to one vote. A shareholder may act at any meeting of shareholders by appointing in writing another person as his proxy. The power of attorney shall be sent by (registered) post or first-class mail.

Except as otherwise required by law, resolutions at a meeting of shareholders duly convened will be passed by a simple majority of those present and voting.

The board of directors may determine all other conditions that must be fulfilled by shareholders for them to take part in any meeting of shareholders.

If all of the shareholders are present or represented at a meeting of shareholders, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice or publication.

The extraordinary shareholders meeting will be held at the place and time as indicated in the convening notice sent, directly or indirectly, by the board of directors. Without prejudice to contrary provisions herein or in the Law, the convening notice shall be communicated to the shareholders before the meeting, in compliance with article 450-8 of the Law, but in any case, at least ten (10) days in advance to the meeting. This communication will be in writing, on a durable support, and in electronic format, including without being limited to electronic mail, Company or Company’s group website and/or communication channels provided under the stock exchange legislation.

Holders of dematerialized shares or securities may take part in the general meeting and exercise their rights only if they hold such dematerialized shares or securities at the latest on the fourteenth day prior to the general meeting at midnight, Grand-Duchy of Luxembourg time or such other record date as determined by the board with the observance of the Law.

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

Each shareholder may vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box.

Voting forms which, for a proposed resolution, do not show (i) a vote in favour (ii) a vote against the proposed resolution or (ii) an abstention are void with respect to such resolution. The Company shall only take into account voting forms received prior to the general meeting to which they relate.

An attendance list must be kept at all meetings of shareholders.

Subject to the provisions of the Law, the board of directors may, during the course of any general meeting, adjourn such general meeting for four (4) weeks. The board of directors shall do so at the request of one or several shareholder(s) representing at least ten percent (10%) of the share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.

ARTICLE 11 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The annual general meeting of shareholders shall be held within six (6) months of the end of each financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices. If the annual general meeting is scheduled on a day which is not a bank business day in Luxembourg, the annual general meeting shall be held on the next following bank business day.

ARTICLE 12 STATUTORY AUDITOR

The Company is supervised by one or more statutory auditors, appointed by the general meeting of shareholders which will fix their number and their remuneration, as well as the term of their office, which must not exceed six years.

If there is more than one statutory auditor, the statutory auditors shall act as a collegium and form the board of auditors.

ARTICLE 13 ACCOUNTING YEAR

The Company’s accounting year starts on the first of January and ends on the thirty first of December.

ARTICLE 14 DISTRIBUTION OF PROFITS

The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortization and expenses represent the net profit. An amount equal to five per cent (5%) of the net profit of the Company is allocated to the legal reserve, until this reserve amounts to ten per cent (10%) of the Company’s share capital.

The balance of the net profit may be distributed to the shareholders in proportion to their shareholding in the Company.

The board of directors may decide to pay interim dividends, in compliance with the legal requirements.

ARTICLE 15 DISSOLUTION—LIQUIDATION

The Company may be dissolved by a resolution of the general meeting of shareholders. The liquidation will be carried out by one or more liquidators appointed by the general meeting of shareholders which will specify their powers and fix their remuneration.

ARTICLE 16 REFERENCE TO THE LAW

All matters not governed by these Articles are to be construed in accordance with the Law, as amended.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE :

ARTICLE 1 FORME SOCIALE—DENOMINATION

Il est formé, entre le souscripteur et tous ceux qui deviendront dans la suite propriétaires des actions ci-après créées, une société (ci-après la « Société ») sous la forme d’une société anonyme sous la dénomination de « Core Laboratories Luxembourg S.A. ».

ARTICLE 2 DUREE

La Société est constituée pour une durée illimitée.

ARTICLE 3 OBJET SOCIAL

La Société a pour objet la prise de participations directes ou indirectes et la détention de ces participations, sous n’importe quelle forme ainsi que l’administration, la gestion et la mise en valeur de ces participations.

La Société pourra notamment employer ses fonds pour la mise en place, la gestion, le développement et la disposition d’un portefeuille se composant de titres et brevets de toute origine, participer à la création, au développement et au contrôle de toute entreprise, acquérir par voie d’apport, de souscription, ou par option d’achat et de toute autre manière que ce soit, n’importe quel type de titres et brevets, les réaliser par voie de vente, transfert, échange ou autrement, mettre en valeur ces titres et brevets.

La Société pourra également employer ses fonds pour l’acquisition, la cession, le développement, la propriété et l’exploitation de brevets, licences, modèles, marques, droits d’auteur et d’autres droits de propriété intellectuelle ainsi que l’exercice de tous ces droits dérivant de ou liés à ce qui précède.

Ceci inclut, sans y être limité, l’enregistrement, la protection, le maintien des droits de propriété intellectuelle ainsi que l’enregistrement des marques et d’autres droits de propriété intellectuelle, le contrôle de ces enregistrements et leurs conditions et usage ainsi que l’identification de et l’intention des procès contre toute contravention de droits de propriété intellectuelle.

La Société sera également en charge de la gestion stratégique des droits de propriété intellectuelle y inclus sans être limité à la gestion de la relation avec tous les licences existantes et futures et la gestion des contrats et activités de sous-licence.

La Société facturera, collectera et déboursera les royalties.

La Société pourra réaliser, à Luxembourg ou à l’étranger, en son nom et pour son propre compte ou au nom et pour le compte d’un tiers, toutes les opérations directement ou indirectement liées à l’achat et la vente, l’importation et l’exportation, le commerce, la fabrication, la transformation et la réparation des matériaux et accessoires de mode.

D’une manière générale la Société pourra effectuer toute opération industrielle, commerciale ou financière et s’engager dans toute activité qu’elle jugera nécessaire, conseillée, appropriée, incidente à, ou non contradictoire avec, l’accomplissement et le développement de ce qui précède.

La Société peut emprunter sous toute forme que ce soit. La Société peut accorder aux sociétés du groupe ou à ses associés, tout concours, prêts, avances, gages, garanties, privilèges, hypothèques et toute autre forme de sûretés ainsi que toute forme d’indemnités, à des entités luxembourgeoises ou étrangères, en relation avec ses propres obligations et dettes ou dans les limites de la Loi.

La Société peut prendre toute mesure pour sauvegarder ses droits et réaliser toutes opérations que ce soit directement ou indirectement liées à ces fins et qui sont de nature à favoriser leur développement ou l’extension.

La Société pourra, d’une quelconque manière, acquérir une participation dans ou coopérer ou fusionner avec toute association, commerce, entreprise ou société ayant un objet identique, similaire ou connexe ou qui est susceptible de faciliter son activité et/ou développer la vente de ses services.

La Société pourra réaliser son objet de toute manière que ce soir et selon des conditions qu’elle jugera appropriées.

ARTICLE 4 SIEGE SOCIAL

Le siège social de la Société est établi à Luxembourg, Grand-Duché de Luxembourg.

Le conseil d’administration peut transférer le siège social de la Société dans la commune de ce dernier ou en toute autre commune du Grand-Duché de Luxembourg et modifier le présent article des Statuts en conséquence.

Au cas où des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale au siège social, ou la communication aisée avec ce siège ou de ce siège avec l’étranger se produiraient ou seraient imminents, le siège social pourra être transféré provisoirement à l’étranger jusqu’à cessation complète de ces circonstances anormales.

De telles mesures temporaires n’auraient cependant pas d’effet sur la nationalité de la Société.

Des succursales ou autres bureaux peuvent être établis au Grand-Duché de Luxembourg ou à l’étranger par décision du conseil d’administration.

ARTICLE 5 CAPITAL — ACTIONS — CERTIFICATS D’ACTIONS—CAPITAL AUTORISE

Le capital souscrit est fixé à neuf cent un mille sept cent soixante-dix Dollars Américains et soixante-cinq centimes de Dollar Américain (901.770,65 USD) représenté par quatre-vingt-dix millions cent soixante-dix-sept mille soixante-cinq (90.177.065) d’actions d’une valeur nominale d’un centime de Dollar Américain (0,01 USD) chacune, entièrement libérées.

Les actions sont nominatives.

Un registre des actions de la Société sera gardé au siège social de la Société, où il sera consultable pour inspection par tout actionnaire de la Société. Ce registre devra indiquer le nom de chaque actionnaire, sa résidence ou son domicile, le nombre d’actions détenus par celui-ci, la valeur nominale ou comptable libérée pour chaque action, l’émission d’actions, la cession d’actions et les dates de ces émissions ou cessions. La propriété des actions sera établie par leur inscription dans ce registre.

Les certificats de ces inscriptions peuvent être délivrés aux actionnaires et ces certificats, le cas échéant, seront signés par le Président (tel que défini ci-dessous) ou par deux autres membres du conseil d’administration.

En plus du capital social, il peut être établi un compte de prime d’émission, sur lequel toute prime payée sur toute action est transférée. Le montant dudit compte de prime d’émission est à la libre disposition de(s) actionnaire(s).

Le capital souscrit de la Société pourra être augmenté ou réduit par décision des actionnaires dans les conditions prévues par la loi.

En cas d’émission d’actions en contrepartie d’un paiement en numéraire ou d’émission en contrepartie d’un paiement en numéraire au moyen d’un des instruments prévus à l’article 420-27 de la loi luxembourgeoise sur les sociétés commerciales du 10 aout 1915 telle que modifiée (la « Loi »), incluant, sans aucune limitation, des obligations convertibles qui donnent le droit à leur détenteur de souscrire ou de se voir allouer des actions, les actionnaires pourront exercer au pro rata leurs droits préférentiels de souscription lié à cette émission conformément à la Loi.

La Société peut procéder au rachat de ses propres actions dans les conditions prévues par la loi.

Le conseil d’administration est autorisé, pour une période de cinq (5) ans à compter de la modification des Statuts, à créer, renouveler ou augmenter le capital autorisé en vertu du présent article et de :

a)

augmenter le capital social souscrit, en tout ou partie et en une (1) ou plusieurs fois, pour un montant maximum de cinq cent mille Dollars Américains (500.000 USD) par l’émission de cinquante millions (50.000.000) d’actions, en échange d’une contribution en espèces ou en nature ;

b)

déterminer la date d’émission (ou toute autre émission future) et les conditions de souscription des actions émises (en ce compris l’allocation du prix de souscription des actions dans le capital social, les primes d’émissions et/ou tout autre compte de réserve de la Société) ; et

c)	d’enregistrer toute augmentation de capital par acte notarié et modifier le registre des actionnaires de façon à refléter lesdites modifications ;

étant entendu que lesdites actions seront émises à des actionnaires existants et/ou à toute(s) personne(s) ayant été approuvée(s) conformément à la Loi et les Statuts

Le capital autorisé de la Société peut être augmenter et réduit par une résolution de l’assemblée générale adoptée dans les conditions requises pour la modification des présents Statuts.

ARTICLE 6 CONSEIL D’ADMINISTRATION

La société est administrée par un conseil d’administration composé de trois membres au moins, actionnaires ou non, nommés par l’assemblée générale, pour un terme ne pouvant dépasser six années et en tout temps révocables par elle.

Dans le cas où une personne morale est nommée administrateur, la personne morale doit désigner un individu en tant que représentant permanent qui représentera la personne morale en tant que membre du conseil d’administration conformément à l’article 441-3 de la Loi.

Si la Société a un actionnaire unique, elle peut être administrée par un administrateur unique ayant les pouvoirs du conseil d’administration.

Le nombre d’administrateurs, leur mandat et leur rémunération, le cas échéant, sont fixés par l’assemblée générale des actionnaires.

ARTICLE 7 MODALITES DE REUNION DU CONSEIL D’ADMINISTRATION

Le conseil d’administration choisit un président parmi ses membres (le « Président »).

Le Président préside toutes les réunions du conseil d’administration, mais en l’absence de ce dernier, le conseil d’administration pourra nommer parmi ses membres un autre président pro tempore par vote à la majorité des présents à ces réunions du conseil d’administration.

Le conseil d’administration se réunit sur convocation du Président ou de deux administrateurs au lieu indiqué dans la convocation.

Un avis de convocation écrit du conseil d’administration devra être donné à tous les administrateurs au moins 24 (vingt-quatre) heures avant le jour et l’heure programmés pour la réunion du conseil d’administration, excepté dans des circonstances d’urgence, auquel cas la nature de ces situations devra être indiquée brièvement dans la convocation du conseil d’administration.

Chaque administrateur peut agir à toute réunion du conseil d’administration en nommant un autre administrateur, par écrit, par fax, par télégramme ou par télex, comme son mandataire.

Chaque administrateur et tous les administrateurs peuvent participer aux réunions du conseil d’administration par conférence téléphonique via téléphone ou vidéo ou par tout autre moyen similaire de communication initié depuis le Grand-Duché du Luxembourg permettant à tous les administrateurs participant à la réunion de se comprendre mutuellement. La participation à une réunion par ces moyens est considérée comme équivalente à une participation en personne à la réunion.

Après délibération, les votes pourront aussi être exprimés par écrit, fax, télégramme, télex ou par téléphone, pourvu que dans ce dernier cas le vote soit confirmé par écrit.

Le conseil d’administration ne pourra délibérer ou agir valablement que si que si au moins deux administrateurs sont présents ou représentés à la réunion du conseil d’administration. Les décisions seront prises à la majorité des voix des administrateurs présents ou représentés à ces réunions. En cas de partage des voix, la voix du Président est prépondérante.

Dans le cas où un administrateur ou de la Société pourrait avoir un intérêt personnel opposé dans une transaction de la Société, cet administrateur devra faire connaître au conseil d’administration son intérêt personnel et devra avoir sa déclaration enregistrée dans le procès-verbal du conseil d’administration et ne pourra délibérer ou voter une telle transaction. Le conseil d’administration devra rendre compte de l’intérêt de cet administrateur, à la prochaine assemblée des actionnaires avant la prise de toute autre résolution sur tout autre objet.

En cas d’urgence, les résolutions approuvées et signées par tous les membres du conseil d’administration auront le même effet que celles prises lors d’une réunion du conseil d’administration.

ARTICLE 8 POUVOIRS DU CONSEIL D’ADMINISTRATION

Le conseil d’administration est investi des pouvoirs les plus étendus pour effectuer tous actes d’administration ou de disposition dans le respect de l’intérêt de la Société. Tous les pouvoirs qui ne sont pas expressément réservés par la loi ou les présents Statuts à l’assemblée générale ressortent de la compétence du conseil d’administration.

Le conseil d’administration pourra déléguer ses pouvoirs de gestion journalière et les affaires courantes de la Société ainsi que la représentation de la Société dans cette gestion et ces affaires, à un ou plusieurs membres du conseil d’administration, qui seront appelé(s) administrateur(s)-délégué(s).

ARTICLE 9 REGIME DE SIGNATURE

La Société est engagée vis-à-vis des tiers par la seule signature de l’administrateur unique, et en cas de pluralité d’administrateurs, par la signature conjointe de deux administrateurs, ou par la signature de toute personne à laquelle un tel pouvoir de signature a été délégué par le conseil d’administration.

ARTICLE 10 ASSEMBLEES DES ACTIONNAIRES — GENERAL

En cas d’actionnaire unique, cet actionnaire unique exerce tous les pouvoirs conférés à l’assemblée générale des actionnaires.

En cas d’une pluralité d’actionnaires, l’assemblée générale des actionnaires représentera l’entièreté de l’organe des actionnaires de la Société.

L’assemblée générale des actionnaires a les pouvoirs les plus étendus pour faire ou ratifier les actes qui intéressent la Société. En particulier, l’assemblée générale des actionnaires sera compétente dans tous les domaines dans lesquels le conseil d’administration, à sa seule discrétion, souhaitera une approbation formelle de l’assemblée générale des actionnaires.

Le quorum et le temps requis par la loi sont applicables aux convocations et à la tenue des assemblées des actionnaires de la Société, sauf autrement prévu par les présents Statuts.

Chaque action donne droit à une voix. Un actionnaire peut agir à toute assemblée des actionnaires en désignant par écrit une autre personne comme mandataire. La procuration doit être envoyée par courrier (recommandé) ou par courrier prioritaire.

Sauf dispositions contraires de la loi, les décisions prises par l’assemblée générale des actionnaires dûment convoquée seront prises à la majorité simple des présents et votants.

Le conseil d’administration pourra déterminer toutes autres conditions qui devront être remplies par les actionnaires pour pouvoir participer aux assemblées.

Si tous les actionnaires sont présents ou représentés à l’assemblée des actionnaires, et s’ils déclarent qu’ils ont été informés de l’ordre du jour de l’assemblée, l’assemblée pourra se tenir sans convocation ni publication préalable.

L’assemblée extraordinaire des actionnaires se tiendra au lieu et à l’heure indiqués dans la convocation envoyée, directement ou indirectement, par le conseil d’administration. Sans préjudice des dispositions contraires des présentes ou de la Loi, la convocation sera communiquée aux actionnaires avant l’assemblée, conformément à l’article 450-8 de la Loi, mais en tout cas, au moins dix (10) jours avant l’assemblée. Cette communication se fera par écrit, sur un support durable, et sous forme électronique, y compris, sans s’y limiter, par courrier électronique, sur le site internet de la Société ou du groupe de la Société et/ou par les voies de communication prévues par la législation boursière.

Les détenteurs d’actions ou de titres dématérialisés ne peuvent participer à l’assemblée générale et exercer leurs droits que s’ils détiennent ces actions ou titres dématérialisés au plus tard le quatorzième jour précédant l’assemblée générale à minuit, heure du Grand-Duché de Luxembourg ou à toute autre date d’enregistrement déterminée par le conseil d’administration dans le respect de la Loi.

Les actionnaires participant à l’assemblée par conférence téléphonique, par vidéo-conférence ou par tout autre moyen de communication permettant leur identification, permettant à toutes les personnes participant à l’assemblée de s’entendre de façon continue et permettant une participation effective de ces personnes à l’assemblée, sont réputés présents pour le calcul du quorum et des votes, sous réserve des moyens de communication rendus possibles au lieu de 1’ assemblée.

Chaque actionnaire peut voter lors d’une assemblée générale au moyen d’un formulaire de vote signé et envoyé par poste, courrier électronique, fax ou tout autre moyen de communication au siège social de la Société ou à l’adresse précisée dans la convocation. Les actionnaires peuvent uniquement utiliser les formulaires de vote fournis par la Société qui contiennent au moins, l’endroit, la date et l’horaire de l’assemblée, l’ordre du jour de l’assemblée, les propositions soumises aux actionnaires, ainsi que pour chaque proposition trois cases autorisant l’actionnaire à voter en faveur, contre ou à s’abstenir de voter en cochant la case appropriée.

Les formulaires de vote qui, pour une proposition de résolution, ne montrent pas (i) un vote en faveur (ii) un vote contre la résolution proposée ou (iii) une abstention sont nuls pour la résolution correspondante. La Société devra uniquement prendre en compte les formulaires de vote reçus avant l’assemblée générale à laquelle ils se référent.

Une liste de présence doit être conservée à toutes les assemblées des actionnaires.

Sous réserve des dispositions de la Loi, le conseil d’administration peut, en séance, ajourner l’assemblée générale pour quatre (4) semaines. Le conseil d’administration procédera à cet ajournement à la demande d’un ou de plusieurs actionnaires représentant au moins dix pourcents (10%) du capital social de la Société. En cas d’ajournement, toutes les résolutions déjà adoptées par l’assemblée générale seront annulées.

ARTICLE 11 ASSEMBLEE GENERALE ANNUELLE DES ACTIONNAIRES

L’assemblée générale annuelle des actionnaires sera tenue dans les six (6) mois de la clôture de l’exercice comptable au Grand-Duché du Luxembourg au siège social de la Société ou dans tout autre lieu au Grand-Duché du Luxembourg qui pourra être indiqué dans la convocation de l’assemblée. D’autres assemblées des actionnaires pourront être tenues dans un tel lieu et à une telle heure comme il sera indiqué dans les convocations respectives. Si l’assemblée générale annuelle des actionnaires est prévue un jour n’étant pas un jour ouvré bancaire à Luxembourg, l’assemblée générale annuelle sera tenue le jour ouvré bancaire suivant.

ARTICLE 12 COMMISSAIRES

La Société est contrôlée par un ou plusieurs commissaires nommés par l’assemblée générale des actionnaires qui fixe leur nombre et leur rémunération, ainsi que la durée de leur mandat qui ne peut excéder six années.

S’il y a plus d’un commissaire, les commissaires doivent agir en collège et former le conseil des commissaires aux comptes.

ARTICLE 13 EXERCICE SOCIAL

L’exercice social de la Société commence le premier du mois de janvier et se termine le trente-et-un du mois de décembre.

ARTICLE 14 DISTRIBUTION DES PROFITS

Les profits bruts de la Société repris dans les comptes annuels, après déduction des frais généraux amortissements et charges constituent le bénéfice net. Il sera prélevé cinq pour cent (5%) sur le bénéfice net annuel de la Société qui sera affecté à la réserve légale jusqu’à ce que cette réserve atteigne dix pour cent (10%) du capital social de la Société.

Le solde des bénéfices nets peut être distribué aux actionnaires en proportion de leur participation dans le capital de la Société.

Des dividendes intérimaires pourront être distribués sur décision du conseil d’administration, sous réserve des conditions prévues par la loi.

ARTICLE 15 DISSOLUTION—LIQUIDATION

La Société peut être dissoute par décision de l’assemblée générale des actionnaires. La liquidation sera effectuée par un ou plusieurs liquidateurs, nommés par l’assemblée générale des actionnaires qui déterminera leurs pouvoirs et rémunérations.

ARTICLE 16 REFERENCE A LA LOI

Pour tout ce qui n’est pas réglé par les présents Statuts, il est fait référence aux dispositions de la Loi telle que modifiée.